Exhibit 5.4

		New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong São Paulo

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

June 1, 2016

Emera Incorporated

5151 Terminal Road

Halifax, Nova Scotia B3J 1A1

Ladies and Gentlemen:

We refer to the prospectus included as part of the registration statement on Form F-10 of Emera Incorporated (the “Prospectus”) filed with the U.S. Securities and Exchange Commission on the date hereof.

We hereby consent to the references to our name under the captions “Legal Matters” and “Documents Filed as Part of the Registration Statement” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DAVIS POLK & WARDWELL LLP

    Davis Polk & Wardwell LLP